EXTRACT OF THE TRADE REGISTER


                                   H. 959/55


Date of formation:                  June 30, 1995

Name of the Company:                THE INTERNATIONAL LOTTERY IN
                                    LIECHTENSTEIN FOUNDATION
                                    DIE INTERNATIONALE LOTTERIEI IN
                                    LIECHTENSTIEN STIFTUNG

Domicile:                           VADUZ

Representative:                     Shelter Trust Establishment, Vaduz

Purpose: The purpose of the Foundation is the carrying-out of a lottery and the use of a pre-set quota of the turnover for non-profit making or charitable Liechtenstein purposes. The lottery will be distributed through Internet only. On the payment of a stake a prize is promised on which acquisition and amount a decision is made systematically by similar methods of chance as the drawing of lottery tickets. The carrying-out of the lottery necessarily means the engagement in commercial activities.

Capital:                            CHF 100'000.-

Foundation Council:                 one or more members

Signature rights:                   to be determined by the Board of Foundation.

Publications:                       to be made in statutory form

Members of the                      members of the the board with single
Foundation Council:                 signatory right:

                                    -        Dr. Christoph Hoffmann, Lawyer,
                                             Calle Ancha 64, E-11540 Sanlucar
                                    -        Hugo Sele, lic.iur.lic.oec. HSG,
                                             Lawyer, Vaduz


The verification of this extract is officially confirmed by the Commerce
Registry.


Vaduz, 27. DEZ.1995           [Seal of Furstentum Liechtenstein]